Offer to Purchase for Cash

Up to 84,252,534,000 Preferred Shares
at R$10.70 Per 1,000 Preferred Shares

of

TELE CENTRO OESTE CELULAR PARTICIPAÇÕES S.A.

by

TELESP CELULAR PARTICIPAÇÕES S.A.

Pursuant to the Offer to Purchase dated September 1, 2004

Subject to the exceptions and conditions described in the Offer, the tender offer and the withdrawal rights for holders of preferred shares will expire at 11:00 a.m., New York City time, on October 8, 2004, unless the offer is extended or earlier terminated. However, unless the offer is extended or earlier terminated, to participate in the tender offer, you must qualify for the tender offer, if a holder of American Depositary Shares, or “ADSs,” participating in the tender offer through The Bank of New York, as receiving agent, no later than 5:00 p.m., New York City time, on October 1, 2004 (such date, as it may be extended by Telesp Celular Participações S.A. in its sole discretion, the “ADS Qualification Date”). Withdrawals of ADSs by ADS holders who wish to participate in the tender offer through the receiving agent will not be accepted after 5:00 p.m., New York City time, on October 6, 2004, unless the offer is extended or earlier terminated.

September 1, 2004

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      Enclosed for your consideration are the Offer to Purchase, dated September 1, 2004 (which, together with amendments or supplements thereto, collectively constitute the “Offer”) and the related Letter of Transmittal relating to the offer by Telesp Celular Participações S.A., a corporation organized under the laws of the Federative Republic of Brazil (the “Purchaser”), to purchase up to 84,252,534,000 preferred shares (ações preferenciais), no par value, of Tele Centro Oeste Celular Participações S.A. (“TCO”) at a price of R$10.70 per 1,000 preferred shares in cash without interest, net of the stock exchange and settlement fee described in the Offer, any applicable brokerage fees or commissions and applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

      There is no separate tender offer being made in the United States to acquire ADSs. If a holder of ADSs, each representing 3,000 preferred shares, no par value (ações preferenciais) of TCO, wishes to participate in the tender offer, the holder may tender its ADSs to The Bank of New York, as receiving agent (the “Receiving Agent”), in accordance with the instructions set forth in this Letter of Transmittal. If the underlying preferred shares are accepted for purchase in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares” in the Offer, those ADSs will be cancelled so that the underlying shares may be tendered.

      As an alternative to tendering its ADSs to the Receiving Agent, an ADS holder may also surrender its ADSs to The Bank of New York, as Depository, withdraw the underlying preferred shares from the ADS program before the Qualification Date and participate directly in the tender offer like other holders of preferred shares as described in Section 4 — “Procedures for Accepting the Offer and Tendering Shares” in the Offer.

      All terms not otherwise defined herein have the meaning set forth in the Offer. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

      This Offer is subject to the conditions described in Section 6 — “Conditions to the Tender Offer” of the Offer.

      For your information and for forwarding to those of your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase dated September 1, 2004;

2.	A printed form of letter that may be sent to your clients for whose account you hold ADSs registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

3.	The Letter of Transmittal to be used by holders of ADSs in accepting the Offer with respect to the Shares represented by such ADSs; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      The enclosed Letter of Transmittal cannot be used to tender preferred shares, except insofar as preferred shares are represented by ADSs. If you hold preferred shares that are not represented by ADSs, you can only tender such shares into the Offer by following the instructions in the Offer. See Instruction 10 of this Letter of Transmittal.

We urge you to contact your clients as promptly as possible.

      Please note the following:

      1. The tender offer is open to all holders of preferred shares. There is no separate offer being made in the United States to acquire ADSs. In order to participate in the tender offer, holders of ADSs may tender their ADSs to the Receiving Agent in accordance with the instructions set forth in the Offer and the Letter of Transmittal. As an alternative to tendering its ADSs to the Receiving Agent, an ADS holder may also surrender its ADSs, withdraw the underlying preferred shares from the ADS program before the ADS Qualification Date and participate directly in the tender offer like other holders of preferred shares. See Section 4 — “Procedures for Accepting the Offer and Tendering Shares” and the Letter of Transmittal.

      2. If an ADS holder tenders its ADSs to the Receiving Agent, after acceptance by the Purchaser of the preferred shares underlying the ADSs tendered to the Receiving Agent (subject to any pro rata reduction of the shares purchased as described in the Offer) and receipt of payment of the consideration for those shares, the Receiving Agent will pay to the applicable holders of ADSs the U.S. dollar equivalent (based on then prevailing exchange rates, net of expenses for converting reais to U.S. dollars) of R$10.70 per 1,000 preferred shares, or R$32.10 per ADS, minus (1) a fee of U.S.$5.00 per 100 ADSs or portion thereof for the cancellation of the ADSs representing preferred shares purchased in the tender offer, (2) the combined fee of 0.035% of the purchase price payable to the Bolsa de Valores de São Paulo — BOVESPA (the “São Paulo Stock Exchange”) and the Companhia Brasileira de Liquidação e Custódia (the Brazilian Settlement and Custody Company, or “CBLC”), as described in Section 1 — “Terms of the Tender Offer; Expiration Date and Qualification Date” of the Offer and (3) the holder’s pro rata portion of the fee or commission charged by the broker selected by the Receiving Agent to tender preferred shares underlying ADSs on behalf of ADS holders participating in the tender offer. The ADS cancellation fee is payable to The Bank of New York, as depositary under the deposit agreement governing the TCO ADS program. In addition, any ADS holder that wishes to tender ADSs in the tender offer must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing preferred shares purchased in the tender offer. ADS holders for which preferred shares underlying those ADSs are purchased in the tender offer will receive the purchase price for the preferred shares purchased in the tender offer underlying the ADSs they tendered in cash by check or, in the case of ADSs held through the Book-Entry Transfer Facility, by means of delivery of funds to the account maintained at the Book-Entry Transfer Facility by the participant that has tendered the ADSs.

      3. U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

      4. Any holder of ADSs that wishes to tender ADSs to the Receiving Agent must do so no later than 5:00 p.m., New York City time, on October 1, 2004, the ADS Qualification Date unless the tender offer is extended or earlier terminated (such date, as it may be extended, the “ADS Qualification Date”). See

Section 4 — “Procedures for Accepting the Offer and Tendering Shares.” For those ADSs tendered through the Receiving Agent, the Receiving Agent will then contact a broker authorized to conduct trades on the Bolsa de Valores de São Paulo — BOVESPA (the “São Paulo Stock Exchange”) to tender the underlying preferred shares in the auction described in Section 3 — “Acceptance for Payment and Payment for Shares” in the Offer.

      5. Notwithstanding any other provision of the Offer, payment for preferred shares represented by ADSs accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the Receiving Agent of (a) American Depositary Receipts (“ADRs”) or a timely book-entry confirmation with respect to such ADSs, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal.

      In order to take advantage of the Offer through the Receiving Agent: (i) a duly executed and properly completed Letter of Transmittal or a copy thereof and any required signature guarantee or other required documents should be sent to the Receiving Agent; and (ii) ADRs representing the tendered ADSs or a timely Book-Entry Confirmation (as defined in the Letter of Transmittal) should be delivered to the Receiving Agent in accordance with the instructions set forth in the Letter of Transmittal.

      The Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of ADSs pursuant to the Offer. In addition, the Purchaser will not pay any transfer taxes payable on the transfer of ADSs to it. See Instruction 6 to the Letter of Transmittal. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

      Any inquiries you may have with respect to the Offer should be addressed to BES Investimento or MacKenzie Partners, Inc., the information agents, at the addresses and telephone numbers set forth on the back cover page of the Letter of Transmittal.

      Requests for copies of the enclosed materials should be directed to the information agents.

Very truly yours,

TELESP CELULAR PARTICIPAÇÕES S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, TCO, THE RECEIVING AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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